Exhibit (d)(7)(i)

TRANSAMERICA FUNDS

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

THIS AMENDMENT is made as of July 1, 2015 to the Sub-Advisory Agreement dated as of March 1, 2002, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Pacific Investment Management Company LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A. Schedule A to the Agreement is hereby deleted entirely and replaced as follows effective as of July 1, 2015 through June 30, 2018:

FUND	SUB-ADVISER COMPENSATION*
Transamerica Total Return**	0.25% up to $1 billion 0.20% in excess of $1 billion up to $3 billion 0.175% in excess of $3 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-adviser compensation will be based on the combined average daily net assets of Transamerica Total Return and Transamerica PIMCO Total Return VP, a separate series of Transamerica Series Trust.

Effective July 1, 2018, sub-adviser compensation will be as follows:

FUND	SUB-ADVISER COMPENSATION*
Transamerica Total Return**	0.25% up to $1 billion 0.20% in excess of $1 billion

*	As a percentage of average daily net assets on an annual basis.
**	The average daily net assets for the purpose of calculating sub-adviser compensation will be based on the combined average daily net assets of Transamerica Total Return and Transamerica PIMCO Total Return VP, a separate series of Transamerica Series Trust.

In all other respects, the Agreement dated as of March 1, 2002, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 7, 2015.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	CIO Advisory Services

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden
Name:	Brent L. Holden
Title:	Managing Director